EXHIBIT 23.1

                 CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-84010), dated September 14, 1994 pertaining to the 1992 Stock Option Plan of Somatix Therapy Corporation, the Registration Statement on Form S-8 (No. 33-87632), dated December 19, 1994 pertaining to the 1992 Stock Option Plan and a special grant award to Fred H. Gage, the Registration Statement on Form S-8 (No. 33-89926), dated March 3, 1995, pertaining to the Stock Option Plan of Merlin Pharmaceutical Corporation, the Registration Statement on Form S-3 (No. 33-60363), dated June 19, 1995 for the registration of 2,363,895 shares of common stock in connection with the acquisition of Merlin Pharmaceutical Corporation, the Registration Statement on Form S-3 (No. 33-60365), dated
June 19, 1995 for the registration of 4,321,031 shares of common stock and the Registration Statement on Form S-3
(No. 33-60873), dated July 6, 1995 for the registration of 2,476,500 shares of common stock upon conversion of Series A Preferred Stock and the exercise of warrants to purchase common stock of our report dated July 28, 1995, except Note 10 as to which the date is August 14, 1995, with respect to the consolidated financial statements of Somatix Therapy Corporation included in this Annual Report on Form 10-K for the year ended June 30, 1995.



                                    ERNST & YOUNG LLP

Walnut Creek, California
September 25, 1995